Exhibit 99.1

Final Transcript

Thomson StreetEvents

Conference Call Transcript

WOR - Q2 2011 Worthington Industries Earnings Conference Call

Event Date/Time: Jan 05, 2011 / 06:30 PM GMT

C O R P O R A T E   P A R T I C I P A N T S

 Cathy Lyttle
 Worthington Industries - VP, Corporate Communications, IR

 George Stoe
 Worthington Industries - President, COO

 Andy Rose
 Worthington Industries - VP, CFO

 Robert McMaster
 Worthington Industries - Senior Financial Advisor

 John McConnell
 Worthington Industries - Chairman, CEO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

 Chris Olin
 Cleveland Research Company - Analyst

 Luke Folta
 Longbow Research - Analyst

 Michelle Applebaum
 Steel Market Intelligence - Analyst

 John Tumazos
 John Tumazos Very Independent Research - Analyst

 Mark Parr
 KeyBanc Capital Markets - Analyst

 Richard Garchitorena
 Credit Suisse - Analyst

 Charles Bradford
 Bradford Research - Analyst

 Sal Tharani
 Goldman Sachs - Analyst

 Tim Hayes
 Davenport & Company - Analyst

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to the Worthington Industries second quarter earnings results conference call. All participants will be able to listen only until the question-and-answer session of the call. This conference is being recorded at the request of Worthington Industries. If anyone objects, you may disconnect at this time. I would like to introduce Ms. Cathy Lyttle, Vice President of Corporate Communications and Investor Relations.

Ms. Lyttle, you may begin.

Cathy Lyttle - Worthington Industries - VP, Corporate Communications, IR

Thank you, and good afternoon, and Happy New Year, everyone. Welcome to our quarterly earnings conference call. I will remind you that certain statements made on this call are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. Please refer to the quarterly release we issued this morning for more detail on those factors that could cause actual results to differ materially. For anyone interested in listening to this call again, a replay will be available on our website.

On the call today are John McConnell, Chairman and Chief Executive Officer, George Stoe, President and Chief Operating Officer, Andy Rose, Vice President and Chief Financial Officer, Bob McMaster, Senior Financial Advisor, and Richard Welch, Controller. I'll turn the call over to John McConnell.

John McConnell - Worthington Industries - Chairman, CEO

Thank you, Cathy, and good afternoon, everyone. While FIFO accounting clouds year-over-year earnings comparison, which Andy will go into a bit more in his comments, we were very pleased that our second quarter volumes were stronger year-over-year in Steel and Cylinders. We believe increased volumes are the best indications that the broader economic recovery is continuing.

During the quarter, we announced three new growth opportunities, our Cylinder Company acquiring 60% of Nitin Cylinders in India, our Global Group's formation of a 40/60 joint venture in China, as well as another building project under way in Mozambique. Andy and George will speak to the Nitin joint venture in their comments. However, given the announcement yesterday of the two international building projects, I thought it would be good to provide some additional information on those efforts.

We've mentioned on previous calls that we were focusing on the potential of our mid-rise building methodology, looking at high growth economies where countries were focused on improving housing opportunities to keep pace with the improved standard of living. The construction of 26 residential buildings currently underway in Mozambique is the first project resulting from our increased global focus. While this project may eventually be used for housing its citizens, its initial use will be to house athletes during the All-Africa games which begin in September of 2011. We're working on this 900,000 square-foot project using nearly 4,000 tons of steel in conjunction with [Motra Angiel] and Soares da Costa, two large international developers based in Portugal. The majority of the studs and stairs for this project are coming from Worthington's US-based operations.

We have been working in China for five years on steel framing, and these efforts largely served as an inspiration and a catalyst for extending our view to other high growth regions in the world. During that time, we have worked closely with the Ministry of Construction to demonstrate our capabilities, and the viability and advantages of building using light-gauge metal framing. Over the past year, our work with the Ministry turned to help develop the national building code for light-gauge metal framing, which is now largely complete, and likely to be published during 2011.

In the interim basis, we have been granted the ability to design and frame buildings up to six stories, operating as an enterprise [standard]. Now, our 40/60 JV with Hubei Modern Urban Construction & Development Group is the culmination of that work over the last five years. The venture, Worthington Modern Steel Framing Company, will begin construction of a roll forming facility during the first calendar quarter of calendar 2011, and should be operating by mid-year. This facility is designed to produce and panelize 600,000 square meters, or about 6.5 million square feet of buildings annually.

To help put that in perspective, if all the buildings were about 100,000 square feet, which is about the size of the typical suburban Hilton or Holiday Inn you often see, and I'm sure you can see it in your mind, we are putting in place a production capacity to build 65 buildings of that size annually. At our partner's request, this facility has been laid out in a manner that anticipates an expansion to double its capacity. Our investment in the venture is under $3 million in cash, as well as contributing idle equipment from Deitrich Metal Framing. The joint venture will design and build buildings, as well as produce and panelize steel studs used in the construction process.

The joint venture will operate in five provinces, and its initial project, the modern Sino-Canada Science and Technology City, is in Xintao. It is anticipated this initial project of the joint venture will take approximately six years to complete. Both of these opportunities provide the scale of development we have been seeking. We will continue to explore similar opportunities that fit the process we have developed, primarily around the construction of residential buildings.

I think the important take-aways on our international building opportunities are these. First, we worked patiently and persistently for five years in China, led by Mike Whitticar, who developed our mid-rise product, and Pat Cotter coordinating our efforts in China. Second, the work was -- as the work clearly gained traction, we formed the global group led by Ralph Roberts who previously led the formation of our WAVE joint venture to maximize the efforts we have put in place to date. And third, finally, and the most important point, is these opportunities risk little upfront capital while offering potentially very high returns.

I'll now turn the call over to Andy and George.

Andy Rose - Worthington Industries - VP, CFO

Thanks, John, and good afternoon. As you saw in the earnings release, we feel good about the Company's performance in the second quarter of fiscal 2011 despite the continued slow economic recovery. While quarterly earnings were down somewhat, this was principally due to FIFO losses caused by falling steel prices. Furthermore, in both the prior quarter and prior year period, the Company benefited from FIFO gains, making the comparisons more difficult.

For the first two quarters of fiscal 2011, revenue is up 38%, net income is up 23%, and earnings per share are up 27% compared to the prior year. The second quarter once again had very few unique items impacting our results.

While volumes remain well below normal across most of our businesses, we are seeing improvement. In Steel Processing, volumes were down 1.5% quarter-over-quarter, but were up 22% over the year-ago period. Excluding the impact of the Gibraltar acquisition, volumes were still up 12% year-over-year. In Pressure Cylinders, volumes were up 8% domestically, and 40% in Europe year-over-year, reflecting a recovery in the industrial gas and air brake tank business. Our combined European operations swung from a loss of $2 million in earnings as compared to last year. Metal Framing volumes were down 6% from the prior quarter, and prior year, after excluding the impact of the sale of the Canadian business.

WAVE, TWB and Serviacero all contributed meaningfully to our results, and all of the remaining joint ventures operated at a profit during the quarter. We received dividends of $14.1 million during the quarter. Our latest estimate of the annual effective tax rate is 32.9% for the quarter, below our original estimate, driven primarily by improved results in Europe.

Over the past four months, we executed several capital investments, in addition to the $4.5 million of planned CapEx during the quarter. First, we concluded another phase of our stock repurchase program early in the second quarter, by spending $7.7 million, bringing our total repurchases from July into early September to 5.25 million shares at an average price of $14.27 per share. The Company still has close to 3.2 million shares authorized for repurchase under its existing authorization.

We also acquired a 60% interest in Nitin Cylinders in late December for $20 million. Nitin is the third largest manufacturer in India of high pressure cylinders for alternative fuels. The company was started by Nitin Fire Protection closely held by the Shah family to supply its primary fire protection business. With manufacturing operations that only began in 2008, the business has excellent growth potential on several fronts. First, it provides a local presence in a high growth market that has specific government mandates driving accelerated usage of compressed natural gas for public transportation and trucking. When combined with a government supported rollout of CNG infrastructure for consumer vehicles, the market is expected to grow at least 30% annually over the next five years.

Nitin also provides a competitive manufacturing base that can be leveraged through Worthington's global sales infrastructure. We are excited to welcome Nitin into the Worthington family. Finally, as John mentioned, our recently announced JV in China will be capitalized in early 2011, with excess roll forming equipment and a nominal amount of cash.

Now to the balance sheet. Lower working capital needs in the quarter enabled us to pay down debt by $41 million. Our balance sheet remains strong with total debt of $374 million, cash of $61 million, and over $350 million in available debt capacity. Despite the slow pace of the economic recovery, we continue to make progress on many of our strategic initiatives, all aimed at driving higher returns for shareholders.

You will hear from George Stoe about the success our transformation has had in improving profitability and service levels in Steel Processing, despite volume levels hovering around 65% of historical levels. Cylinders acquisition pace remains steady as it continues to expand its product line and global footprint. We are also identifying new opportunities to leverage our capabilities as you saw with our joint venture in China. Against our criteria for margin growth, higher returns on capital, and reduced earnings volatility, we will continue to pursue these opportunities as they arise.

I will now pass the call to George Stoe who will discuss operations.

George Stoe - Worthington Industries - President, COO

Thank you, Andy. This quarter's results reflected signs of slow but steady improvement in most markets, with the exception of commercial construction. We continue to make impressive strides within our Steel Processing business, much of it driven by our transformation process. We have lowered our costs, and improved our efficiencies. In fact, last quarter each of our Steel Processing locations achieved a 95% or better on-time delivery performance.

We have concentrated much of our efforts on improving quality and service. We believe these improvements have given us an outstanding opportunity to earn additional business with new customers, and will greatly enhance our ability to grow our business with key existing customers.

We reported to you last quarter that we felt very good about our ability to maintain all of the combined strip volume following the acquisition of Gibraltar. The integration, including moving volume from the shuttered Buffalo facility to Cleveland and Columbus, went extremely well. I'm very pleased that with next year's automotive contracts largely in place, we have generally increased our presence within the automotive sector. Our improved quality, service, and delivery and performance that I mentioned earlier certainly played a major role in securing that business.

We're currently in the midst of rapidly rising steel prices. Mill lead times have also extended quickly during the fourth quarter of the calendar year. We are uncertain if this was driven by real demand, or the anticipated price increases, or a combination of both. We will monitor closely as we move through the new calendar year.

We continue to see encouraging signs within our Pressure Cylinders business. Demand in Europe has improved significantly during the past six months. North American demand continues to be very strong. Our recent acquisition of a majority share of Nitin, the high pressure cylinder manufacturer in India, is an extension of our global strategy in this business. We remain focused on extending our range of products, and the geographic presence of this business.

The situation in the commercial construction segment has not changed much since the last time we talked with you. Volumes remain severely depressed, and while the architectural building index has increased in recent months, we believe demand will not increase substantially in 2011. We will maintain our current strategy to reduce costs, size the business to the current market, maintain share, while endeavoring to remain cash flow neutral.

Several of our joint ventures, most notably WAVE, continue to perform at an outstanding level. TWB, our joint venture with Thyssen, is also gaining strength, which is a particularly encouraging sign for the automotive business. TWB is involved early in the automotive development cycle of new products, which signals expanded automotive production plans.

We talk to you each one of these calls about our safety performance, and it continues to be excellent. It remains a primary focus here at Worthington. Our performance in this area is a great source of pride for us. We are in our seventh consecutive year of reduced incidents.

I'll now turn the call back to John McConnell for his closing comments.

John McConnell - Worthington Industries - Chairman, CEO

George, thank you, and thank you, Andy. We continue to believe that the economic recovery is solid, and will continue to progress slowly, though it's likely to be uneven. The three growth initiatives we announced this quarter increase our presence in high growth areas of the world, and are focused in high growth opportunity within those areas. We will continue to review acquisitions and greenfield opportunities for future growth, and we will remain steadfastly on a path of continually improving our operating performance of each of our businesses.

At this point, we'll be happy to take your questions.

Q U E S T I O N   A N D   A N S W E R

Operator

Thank you. (Operator Instructions) One moment, please, for your first question. Your first question comes from Chris Olin of Cleveland Research. Your line is open.

Chris Olin - Cleveland Research Company - Analyst

Good afternoon.

John McConnell - Worthington Industries - Chairman, CEO

Hello.

Chris Olin - Cleveland Research Company - Analyst

I wanted to first ask about the Dietrich operations and the comments in here about continuing to assess the business and its markets. Is that a change in strategy? Are you more interested in potentially divesting this business and focusing more on the other two? Could you provide more clarity there?

John McConnell - Worthington Industries - Chairman, CEO

Chris, what was the comment you were referring to again?

Chris Olin - Cleveland Research Company - Analyst

Continuing to assess the Metal Framing business and its markets. I guess I'm just interested if you're looking strategically at doing something with that operation now?

John McConnell - Worthington Industries - Chairman, CEO

Obviously, we're going to continue to assess its end markets and where it is. I think George was emphasizing the fact that we worked very hard to size this business to the market opportunities that are there so it's important to keep track of where that is, keep the cost out of this business. And, obviously, we're always looking at strategic opportunities to improve the business.

Chris Olin - Cleveland Research Company - Analyst

Does it fit within your long-term strategy?

John McConnell - Worthington Industries - Chairman, CEO

It's something that is like a friend, as long as they're with you, they're with you. At the moment, as we assess things, it is.

Chris Olin - Cleveland Research Company - Analyst

Okay. The next question I had was -- I'm not sure if you hit on this, so I apologize, but the [ROCK] acquisition you had previously been talking about losing, I believe, 10% of that legacy business because the customers might be afraid of putting too many of their eggs in one basket. Can you give an update on how [ROCK] performed with the contracts renegotiating and also --

John McConnell - Worthington Industries - Chairman, CEO

Absolutely, George did have that in his comments so I will let him repeat it.

George Stoe - Worthington Industries - President, COO

Yes, Chris, obviously, when we put the original model together when we acquired that, we modeled in there to lose 10% or 12% of the business just because we were concerned that people wouldn't want to have all their eggs in one basket, and I reported that we're happy to tell you that we didn't lose any of that business. But the real test is when we got into negotiating the new agreement for going into 2011 and I will tell you that not only did we not lose any business on these new contracts, we actually improved our share and the amount of volume that we have in the automotive business going in.

So we feel very, very good about that and think that the performance that we've had throughout this year, since the acquisition happened back in February of last year, we've just proven ourselves to the customer base that we can handle this extremely well.

Chris Olin - Cleveland Research Company - Analyst

Okay. Last question I had was did you give out the inventory impact in terms of accounting for the process steel business?

Andy Rose - Worthington Industries - VP, CFO

In terms of the FIFO impact?

Chris Olin - Cleveland Research Company - Analyst

Yes.

Andy Rose - Worthington Industries - VP, CFO

We don't -- we have not specifically commented on the dollars related to the FIFO, no.

Chris Olin - Cleveland Research Company - Analyst

Okay. In the future that might be something interesting to look at just because of what you're doing on the cost side to give us a feel for what margins will be through the cycle. Appreciate it. Thanks.

John McConnell - Worthington Industries - Chairman, CEO

In the past on the upside we have kind of generalized. I don't know if you want to kind of generalize about the FIFO impacts on the negative side?

Andy Rose - Worthington Industries - VP, CFO

Yes, in response to John's comment, the answer to this quarter we had significant FIFO losses. If you were to strip those out and think about the volumes that were pretty consistent with last quarter, this quarter would have looked similar to last quarter.

John McConnell - Worthington Industries - Chairman, CEO

I think it's important we try to give you some sense of the FIFO. We're working very hard as you know to keep the inventories down, negate FIFO impacts on our business. Difficult to do when steel prices are lagging all over but we're doing all the things we can. So on top of that to give you some sense of the impacts both up and down I think is important so you have good clarity on the actual operations here.

Andy Rose - Worthington Industries - VP, CFO

We've actually talked to Chris about getting more specific in terms of our earnings related to that. We just haven't crossed that line yet but I think we're getting closer to doing that.

Operator

Your next question comes from Luke Folta of Longbow Research.

Luke Folta - Longbow Research - Analyst

Hi. Good afternoon, guys.

John McConnell - Worthington Industries - Chairman, CEO

Hello, sir.

Luke Folta - Longbow Research - Analyst

Just to talk about LIFO, or excuse me, FIFO again for a second, if you guys were to have done a pretty similar number as last quarter, that would imply a pretty substantial impact at least in Steel Processing from FIFO. I'm just trying to understand, would you, with the way steel prices have rebounded here, would you expect that to be kind of a similar positive next quarter?

John McConnell - Worthington Industries - Chairman, CEO

Clearly, prices are going up and with the news out of Austria, or not Austria, Australia, get my countries right here, they're likely to continue to rise. So the impacts, depending on how long they rise and what the spreads are from existing inventories are likely to be significant.

Luke Folta - Longbow Research - Analyst

Okay.

John McConnell - Worthington Industries - Chairman, CEO

I also have always emphasized in the past in the steel business, about half of our business is fairly well locked down and not exposed. So we're continuing to work on that.

Luke Folta - Longbow Research - Analyst

Okay. But like a mid-30s sort of EBIT per ton number could be reasonable for next quarter if prices were to keep going up. Taken the same magnitude of decline we saw this quarter and applying that next.

John McConnell - Worthington Industries - Chairman, CEO

And not to disappoint you, but while we're trying to give you some more clarity on past earnings, we certainly aren't going to get specific about future projections.

Luke Folta - Longbow Research - Analyst

Okay. Understood. And also, we talked about the impact of Steel Processing. I imagine, it looks like there was a pretty sizable impact also in Metal Framing in the order of a couple million, maybe a few million dollars. Is that pretty much what you're seeing?

Andy Rose - Worthington Industries - VP, CFO

Yes, I guess when I was answering the question prior, I was speaking specifically about the total business which would -- most of our FIFO is framing and steel.

Luke Folta - Longbow Research - Analyst

Understood. Okay. That's it on the inventory side. Just thinking through your Chinese joint venture announced yesterday, you had given some information on what the capacity of that would be as far as buildings and square feet. Any sense of what that could be on a tonnage basis, help us do that conversion?

John McConnell - Worthington Industries - Chairman, CEO

I do not know. When I was talking with the guys yesterday, it's a calculation they hadn't made and I said nobody would probably ask that question. But we do -- we called out 4,000 tons in the 26 buildings in Mozambique, so we're talking 65 buildings here, probably a little bit bigger. And it all depends on the square footage of each building, that is if every one were 100,000 square feet. So it's a lot.

George Stoe - Worthington Industries - President, COO

It's important to note that the steel for the China venture will be sourced in China, not through Dietrich.

John McConnell - Worthington Industries - Chairman, CEO

That's a good point to make sure everybody understands that. It won't come through Worthington steel either at this point.

Luke Folta - Longbow Research - Analyst

You talked a little bit about the market there and they're putting in some new standards and that they'll be published soon. Can you give us a feel for what the metal framing market in China is like currently and just kind of what maybe what the overall market potential is there?

John McConnell - Worthington Industries - Chairman, CEO

It's really been essentially zero. That's the work we started five years ago was introducing light-gauge metal framing. This was a red iron and concrete construction country. And so that's been our effort, was to convert them to accept it.

The Chinese government was very interested in this early on. They did extensive studies on concrete or the production of steel frame, steel studs use more water, use more energy, what did it do to the natural resources. And they came to a very favorable conclusion around steel versus concrete.

So in the areas that they can help their steel industry as well as save their resources, they started getting on-board with this very quickly about a year ago after four years of really doing intensive research working with us.

Luke Folta - Longbow Research - Analyst

Thanks a lot, guys.

Operator

Your next question comes from Tim Hayes, Davenport and Company.

Tim Hayes - Davenport & Company - Analyst

Good afternoon.

John McConnell - Worthington Industries - Chairman, CEO

Good afternoon.

Tim Hayes - Davenport & Company - Analyst

A few questions. On the Metal Framing business, I want to get your thoughts about the ability to keep ahead of these rising steel prices by raising up Metal Framing prices both in the February and May quarter.

George Stoe - Worthington Industries - President, COO

Tim, I can answer that for you. We've had several 10% increases announced and we obviously are watching that carefully and trying to drive the price increases into the marketplace to keep pace with what's going on, on the steel increase side.

Tim Hayes - Davenport & Company - Analyst

Those several announcements or price increases, when exactly had those occurred?

George Stoe - Worthington Industries - President, COO

One was in November. Had another one in January, and some of them are geographically located depending upon what part of the country we're in so there's been different start dates for them.

Tim Hayes - Davenport & Company - Analyst

Okay. And then back on the -- this recent increase in steel prices, and I know you've been trying to mitigate some of the volatility in steel prices. Can you give any more color about what you may be doing, say hedging-wise, this year that you haven't done last year or past couple years that would help to mitigate some of the earnings volatility that we may get from swings in steel prices?

Andy Rose - Worthington Industries - VP, CFO

There's a couple different initiatives on that front, Tim. The first is, as John mentioned, we are running a very tight book of business in terms of making sure that we're matching up our customer contracts in terms of the price resets with our mill contracts. And so when you hear John mention that a good portion of our contracts don't have as much exposure, that's where the impact is felt there.

The second thing that we have done is we've started using the futures market to offer longer-term fixed price contracts that the mills won't offer. That's for specific customers, where they're interested in that and are willing to agree to the terms that are required to enter into a futures contract. The third component which is probably the final frontier for us would be being able to hedge what we refer to as sort of our base inventory, which is the inventory that we carry on our books all the time to help us run our business. That's where you see the fluctuation in the FIFO quarter-to-quarter.

Now, there's a couple of issues associated with that. One is it's a lot of inventory, number one. So the cost to hedge it is very expensive, particularly in a steel futures market that is still emerging with wide spreads between the bid and the ASP. The second issue there is the accounting treatment for that.

So if you were to get comfortable and be able to hedge that inventory, you would then have the fight to get hedge accounting which at this point we have not been able to win. So while we may be able to hedge the cash flows, we would have actually potentially increase the volatility of our earnings. So it's a complex process but I would say we've made great strides on the first two items that I discussed and we're still working hard on the third in terms of trying to figure out a solution to where we can get there. We also need the futures market to continue evolving as it relates to steel, as well, to get there.

George Stoe - Worthington Industries - President, COO

Tim, one thing I would add to that is that I think Andy touched on it when he said this is really an evolution. I think that last year when we started talking to some customers going into 2010, we had some customers that were sophisticated enough to understand it and want to be participating in it, and I think that we're seeing that grow and expand as we come out of 2010 and 2011. We've had more customers this year that were interested in talking about that and developing a program with us that I think it's going to continue to grow in the future.

Tim Hayes - Davenport & Company - Analyst

And then, lastly, any mark-to-market gains? Are they still so small that you haven't disclosed them exclusively and if so, where are they running through the financials?

Andy Rose - Worthington Industries - VP, CFO

In terms of the hedges, the futures contracts?

Tim Hayes - Davenport & Company - Analyst

Right, the ones that don't -- since they're not qualifying for cash flow accounting.

Andy Rose - Worthington Industries - VP, CFO

Well, the ones that we're doing specific to customers, we can get qualified. In most cases, not in all cases. If you're matching up a customer contract with a futures contract, you can. It's the hedging of our base inventory that is the challenge.

Tim Hayes - Davenport & Company - Analyst

Okay.

Andy Rose - Worthington Industries - VP, CFO

We do have some derivatives contracts that don't qualify for hedge accounting for some other commodities. They tend to be pretty small.

Tim Hayes - Davenport & Company - Analyst

Okay. All right. Thank you.

Operator

Your next question comes from Michelle Applebaum, SMI. Your line is open.

Michelle Applebaum - Steel Market Intelligence - Analyst

Hi.

John McConnell - Worthington Industries - Chairman, CEO

Hello.

Michelle Applebaum - Steel Market Intelligence - Analyst

Hi. A question for you. Maybe I'm confused by having an advanced degree in accounting, but I'm not clear what FIFO gains are. I'm familiar with something called LIFO gains and charges, but I've never heard -- I thought FIFO was your cost system and what LIFO gains and charges are to adjust earnings to FIFO. But I'm not familiar with what you mean when you're talking about FIFO gains and charges. Could you clarify that?

John McConnell - Worthington Industries - Chairman, CEO

Well, I'm going to let Andy clarify it but it seems to me in the back of my mind somewhere when we had very strong earnings a few quarters ago, you said they were mostly FIFO gains. But I might be remembering that wrong. Andy, you want to --

Andy Rose - Worthington Industries - VP, CFO

Where it shows up in our earnings is just increased spreads because we have inventory that we bought at a certain price and when prices are rising we're selling it at a higher price so we get a higher spread and when prices are falling we're selling it at a lower price so we end up with a lower spread on that. It's an accounting treatment.

Michelle Applebaum - Steel Market Intelligence - Analyst

So I guess if I was referring to the impact of FIFO, I might have been making reference to the fact that when prices were going up since you buy steel and you sell steel and the prices of what you buy and the prices of what you sell are perfectly correlated since it's potentially the same thing, right, then when prices are rises you have margin enhancement and when prices are dropping you have margin decrement.

Andy Rose - Worthington Industries - VP, CFO

Correct.

Michelle Applebaum - Steel Market Intelligence - Analyst

Okay. So we're not talking about -- because in the past, sometimes when I've asked about the impact of FIFO, you've said that there hasn't been impact of FIFO, that you've used specific ID?

John McConnell - Worthington Industries - Chairman, CEO

We said that we minimized -- we're working to minimize it all the time. That about half our inventory is covered at this point and not exposed to FIFO through specific matches between customers and different contracts.

Michelle Applebaum - Steel Market Intelligence - Analyst

Well, wouldn't the --

John McConnell - Worthington Industries - Chairman, CEO

Yes?

Michelle Applebaum - Steel Market Intelligence - Analyst

Wouldn't even a specific match be exposed to FIFO? Because when the stuff comes in --

John McConnell - Worthington Industries - Chairman, CEO

Not if it's agreed on prices on both ends of the arrangement.

Michelle Applebaum - Steel Market Intelligence - Analyst

That's interesting. Okay. So when you say you're trying to minimize the exposure to FIFO, would it be correct to say that you're trying to minimize the exposure to fluctuating prices, to have a match in what you buy and what you sell, whether you're accounting for it on FIFO or LIFO or anything, right?

Andy Rose - Worthington Industries - VP, CFO

Yes.

Michelle Applebaum - Steel Market Intelligence - Analyst

Okay. Okay.

Andy Rose - Worthington Industries - VP, CFO

And we have a base level of inventory that isn't matched. And so that [speaks] the third component of the volatility that we're trying to --

Michelle Applebaum - Steel Market Intelligence - Analyst

But that's a fundamental. It's not an accounting issue. It's a fundamental issue of having -- purchasing something called steel and having to sell it at a later date and it's still steel and then it's just the volatility of steel that you're trying to deal with, right?

Andy Rose - Worthington Industries - VP, CFO

Correct.

Michelle Applebaum - Steel Market Intelligence - Analyst

Okay. So -- and you couldn't possibly match -- could you match more than 50% in a market like this? Who would be willing to take off much risk beyond a three- or four-month timeframe? Are your customers willing to do that?

John McConnell - Worthington Industries - Chairman, CEO

Beyond large buyers, and particularly those who are selling consumer products, it's a difficult challenge. Those who want to have steady pricing of their product and held throughout a year are much more willing and typically are buying large volumes of wishing to get stabilized pricing in some form or another.

Michelle Applebaum - Steel Market Intelligence - Analyst

And so are you finding that there are steel mills still willing to sell you at a fixed price for more than a three-month basis?

John McConnell - Worthington Industries - Chairman, CEO

Well, I don't know that we're going to comment on all of our commercial arrangements with mills or customers and how we get that, but we work to stabilize pricing for our customers in any way possible including sometimes, one we didn't mention is a buy forward. We actual lay down tons of a given price with known commitments from the customer to take it.

Michelle Applebaum - Steel Market Intelligence - Analyst

And commitments from the mill?

Andy Rose - Worthington Industries - VP, CFO

And we buy at spot.

John McConnell - Worthington Industries - Chairman, CEO

We buy at the current price on that kind of arrangement.

Michelle Applebaum - Steel Market Intelligence - Analyst

So you'll have a customer who will have a longer-term commitment on the price but you're covering it with spot?

John McConnell - Worthington Industries - Chairman, CEO

No. We've agreed -- if a customer is going to take 1,000 tons a month for 12 months, so 12,000 tons a year, we'll lay down an agreement between them, maybe 9,000 tons at a spot price today and buy it, so they're exposed to only three months of supply down the road.

Michelle Applebaum - Steel Market Intelligence - Analyst

And then you'll essentially hold the inventory for them?

John McConnell - Worthington Industries - Chairman, CEO

Correct.

Michelle Applebaum - Steel Market Intelligence - Analyst

Neat. Yes. That's smart. I mean, it's arbitraging the fact that you can buy better than your customer and they reward you for that, I would imagine, that you get paid not only for the steel and the processing but you get paid for the holding inventory I would bet, too?

John McConnell - Worthington Industries - Chairman, CEO

In some cases, that may be part of the arrangement.

Michelle Applebaum - Steel Market Intelligence - Analyst

Well, I think given the volatile world of steel that we're in right now I would hand it off to an expert also. So I think that's kind of a neat way to almost benefit, I think, from what's going on right now where you've got competency, I think, so that's kind of cool. Okay. My next question is on the steel prices, everybody keeps saying is this sustainable. When people say is this sustainable, if you say yes or no, what timeframe are they talking about anyway? Can you give more than a three-month view right now or can you even give a three-month view?

John McConnell - Worthington Industries - Chairman, CEO

Well, if you asked in November, December timeframe did I think prices would shoot up as dramatically as they're going to I would probably have said no. We're going to stay out of the speculating on price business. As you talked about just a moment ago, the steel prices are very volatile. They're driven, obviously, by input costs and sometimes -- this is a smaller community of producers than it used to be, so that's not my job. Our job is to buy steel as well as we can for our customers and have a good working relationship with those mills.

Michelle Applebaum - Steel Market Intelligence - Analyst

Do you see any impact in terms of, let's see, Nucor bought Steel Tech last March. Has that helped or hurt your business in any way? Do you see any impact in the marketplace of that?

John McConnell - Worthington Industries - Chairman, CEO

We have not.

Michelle Applebaum - Steel Market Intelligence - Analyst

So no difference on the buy side, the sell side, hasn't helped you, hurt you?

John McConnell - Worthington Industries - Chairman, CEO

It has not had any change in our relationship with Nucor nor do we see it impacting our ability to maintain and grow share.

Michelle Applebaum - Steel Market Intelligence - Analyst

Do you get a sense that it's transparent in the market, that Steel Tech is still Steel Tech and people have almost maybe forgotten who owns them?

John McConnell - Worthington Industries - Chairman, CEO

I can't answer that question. You would have to ask your other people. I don't know if you have any other questions. We have five people in the queue. So if you have one, could you make it -- one more, if you have one.

Michelle Applebaum - Steel Market Intelligence - Analyst

Okay. Thanks.

John McConnell - Worthington Industries - Chairman, CEO

Thank you.

Operator

Next question comes from John Tumazos, John Tumazos Very Independent Research. Your line is open.

John Tumazos - John Tumazos Very Independent Research - Analyst

Thank you. Couple quick ones. How many years do you think it might be until the Chinese building venture were profitable, say, at $0.01 a share level? And I was going to ask you a little bit about the futures that you discussed in the call and earlier.

The NYMEX price is $690 spot, $680 [backwardized] for April. It's as if though they don't believe the $740 list that Nucor has or $700 cap that Arcelor Mittal put out for the first quarter. Do you think those futures prices are accurate? Is it a liquid representative market? Have you ever taken delivery of a coil from those inventories to see that there's anything of reasonable quality backing it, et cetera?

Robert McMaster - Worthington Industries - Senior Financial Advisor

On the physical delivery, all of our contracts are financial settlements only. There is no provision for physical delivery of steel. It's one of the challenges for that market because steel is not function fungible, unlike zinc and other metals. And what was your comment with respect to the forward curve? My understanding --

John Tumazos - John Tumazos Very Independent Research - Analyst

Well, even the spot, are those prices accurate? They're very different than the prices companies have announced.

Robert McMaster - Worthington Industries - Senior Financial Advisor

My understanding is the forward curve, again, it depends on the period of time you're talking about, is still slightly up. But it's for a number of months which doesn't tell you much about the near term. The curve's still -- it's sloping upward but we could have some softness here over the next few months where the prices don't hold and then a sort of a reinflation of prices or -- it's really hard to determine right now.

George Stoe - Worthington Industries - President, COO

John, also I think John P. touched on this with -- there have so many factors, as you well know, that go into this and they seem to be changing on a fairly rapid basis. Scrap prices have been very volatile recently and those continue to go up. The input cost for the steel makers have continued to rise.

And then we've got this latest thing with the flooding in Australia and people have been very concerned about what that is, how it's going to impact the prices for coking coal going forward. I think that there was a fair amount of prebuying in the fourth quarter and that's why we've been very cautious about looking in the first quarter and see what's going to happen to these prices.

But as John said, back in November if somebody would have asked us if we thought the price was going to be $740 going into January, we would have probably said no. But I think that things have changed fairly significantly since then.

Robert McMaster - Worthington Industries - Senior Financial Advisor

That's helpful. I saw a three-month indication this morning that would suggest that the price increases will hold. What we know is that that number won't be right, it will either be high or low. But smart money right now is pretty much aligned with the most recent price increases as it relates to the indications that we're getting. Talking about futures contracts.

John Tumazos - John Tumazos Very Independent Research - Analyst

If I could just repeat the first question, I know I might have spieled a couple things too many at you. How many years out do you think the Chinese venture is from earning, say, a penny a share or a million dollars?

John McConnell - Worthington Industries - Chairman, CEO

I don't know the answer to that question. I think it's -- one, it's a development. And you know that the factors are pretty strong in that there's a bunch of people that they want to get migrated into kind of the of --off the coast, not necessarily in the center of the country, but in a little bit, so where this is taking place is directly south of Beijing and west of Shanghai to give you a sense of how deep it is in the country.

So the government has the desire to do that. The people are looking for housing and development continues. You can also pick up an article that says that there's a Chinese housing bubble developing similar to here and too many people are enthusiastic and prices are too high.

My guess is this thing will build out pretty much as the developer anticipates. But we're not going to -- I don't think I'm going to sit and tell you when we're going to make our first penny a share contribution from this. Obviously, it will take a little time to ramp it up.

John Tumazos - John Tumazos Very Independent Research - Analyst

Is it sufficiently developmental, John, that you can say with confidence you're not going to make any money in the next 24 months?

John McConnell - Worthington Industries - Chairman, CEO

Well, let's put it this way. It won't even start producing studs until we start our fiscal 2012. And then it's got a ramp-up period after that and this guy -- our partner -- has built several large scale developments in China so we're confident in his ability and I know they've -- I don't know what the buildout -- how do you say that. I don't know how many people have signed up for coming to this park.

As you notice from the name, it's an ultimately joint venture between some people in Canada and people in China to build this technology park. Actually, they call it a city. So this is our first one of this magnitude, John, so I'm going to be very hesitant to give you future predictions on this. I feel pretty good about it.

Again, it's a low investment. If it goes really well it's going to have very nice returns on capital. It's going to have very nice returns for the Company.

John Tumazos - John Tumazos Very Independent Research - Analyst

Thank you very much.

Operator

Your next question comes from Mark Parr, KeyBank Capital Markets. Your line is open.

Mark Parr - KeyBanc Capital Markets - Analyst

Hey, thanks very much. Good afternoon.

John McConnell - Worthington Industries - Chairman, CEO

Hello, Mark.

Mark Parr - KeyBanc Capital Markets - Analyst

Nice to chat with you. Happy New Year. I was curious, one of the comments that you made in the release, and I was wondering if you could give a little more color. You had said you thought the volumes -- the volume gains that you were realizing were sustainable into seasonally weaker February quarter, and correct me if I'm misusing the language, but it just seems like your sense is that perhaps the demand environment has picked up a little bit. Was curious if you could provide some more color in terms of where you're seeing volume? I mean, is it inventory restocking? Is it real end demand? Any color you could provide there would be really helpful.

John McConnell - Worthington Industries - Chairman, CEO

Yes. And I think George has comments but what was driving the steel price increases, whether it was people trying to get in front of price increases so the demand was not real or it was a forward purchase in advance of when they really would want it, or whether or not demand had picked up and mill lead times gone out because the demand is really. It's probably someplace in the middle of those two things in the mix.

People certainly want to get in front of increased prices. We are seeing increased demand really across the board. It's been steadily increasing since middle of 2009, early 2009. So into most of fiscal 2010. And that's what we said back then.

And we believe that will continue. It's just going to be a slow, incremental increase in demand. A little spotty at times, maybe non-linear. But certainly automotive, we've seen production for that go up. And agriculture, almost every sector we saw this increase somewhat incremental.

Mark Parr - KeyBanc Capital Markets - Analyst

Where I was coming from on this, if you looked at the MSCI data for the month of November, it showed a very decided increase as far as shipment activity on a seasonally adjusted per-day basis. It was almost up 12% from October. I was wondering have you -- did you experience anything or are you seeing anything that would suggest some sort of an inflection point toward the tail end in November and into December?

John McConnell - Worthington Industries - Chairman, CEO

I'm not sure I understand the first part of what you were saying?

Mark Parr - KeyBanc Capital Markets - Analyst

I'm saying that MSCI, this Metal Service Center Institute, in the flatrolled steel daily shipments, I mean, that number was almost flatlined for six months through October and then in November all of a sudden it moved up 11%, 12% from the October level, so kind of a counter-seasonal impact. Normally you would expect November to be no better than October and typically it's a little weaker than October.

But this was an unusual month and I was just wondering if your business reacted somewhat similarly and if you've seen -- if you did see any pickup in November, have you seen that strength continue into the February -- first part of the February quarter?

George Stoe - Worthington Industries - President, COO

Mark, I think that that goes back to what we mentioned earlier, that we saw a fair amount of increased activity in the last part of 2010. Now, how much of that was directly related to people trying to get ahead of the price increases, that's why we're being very careful and cautious going into this new year to carefully gauge what's happening, to make sure that that demand pickup is real and I think it's too early to tell that yet, but there are some people out there that are concerned about that, whether it's going to be able to be maintained and we're just not certain at this point.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. Could I -- if I have time, if I could ask another question, and, Andy, I think this may be more of a question for you. I was wondering, you were talking about FIFO impacts and positive and negative. I was wondering if you have the opportunity to look at those impacts on a monthly basis and if you do, could you comment a little bit in terms of the -- either the negativity or the relative magnitude of the FIFO impacts looking at September as opposed to November?

Andy Rose - Worthington Industries - VP, CFO

Yes.

Mark Parr - KeyBanc Capital Markets - Analyst

Do you understand where I'm coming from?

Andy Rose - Worthington Industries - VP, CFO

I understand where you're coming from. I don't have the breakdown for each of the months, but September -- in terms of the quarter being significant losses, September would have been the smallest of those.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. And so November was the largest of the three. Any sense -- is that fair or was I -- do you think -- you're not sure if October or November was larger or was the largest?

Andy Rose - Worthington Industries - VP, CFO

Actually, the way -- if I remember correctly, I think September was a small gain and October and November were losses, probably relatively equal in magnitude.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. Is there -- I know that you don't provide earnings guidance but can I ask if you think that there's a -- how soon we could begin to see those FIFO impacts turn positive given what's happened in spot pricing?

Andy Rose - Worthington Industries - VP, CFO

You're welcome to ask, but unfortunately --

Mark Parr - KeyBanc Capital Markets - Analyst

I'm not trying to be a wise guy here.

Andy Rose - Worthington Industries - VP, CFO

I know, I know, I know. I understand.

Mark Parr - KeyBanc Capital Markets - Analyst

Is there any sort of historical relationship -- you look at -- Bloomberg steel profitability index turned positive in December, for example. I'm just wondering if that -- if you think that's a reasonable indicator of how your business might be unfolding as far as the spread relationship is concerned, given all the strengthening that we've seen in both demand and pricing over the last 30 days?

Andy Rose - Worthington Industries - VP, CFO

I'm not familiar with the index, so it's hard for me to compare it to our business.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. I've got one last question. Do you have any sense of what your toll mix might be in the February quarter versus the November quarter? Do you expect it to be the same or higher or lower?

John McConnell - Worthington Industries - Chairman, CEO

It's likely to remain about the same. It's been a pretty steady number for a while. Perhaps tolling has been increasing a little bit but the relative balance between the two is essentially the same.

Mark Parr - KeyBanc Capital Markets - Analyst

Okay. All right. Well, congratulations on the progress. Thanks for the color and look forward to talking with you again soon.

John McConnell - Worthington Industries - Chairman, CEO

Thank you, sir.

Operator

Your next question comes from Richard Garchitorena, Credit Suisse. Your line is open.

Richard Garchitorena - Credit Suisse - Analyst

Thanks. Good afternoon, guys.

John McConnell - Worthington Industries - Chairman, CEO

Hello.

Richard Garchitorena - Credit Suisse - Analyst

Hi. First question, George had mentioned in his comments the mill lead times had extended in Q4. Just wondering if you could quantify exactly how long those lead times are right now and is there any sign that the mills are ramping up and that will bring lead times back down any time soon?

George Stoe - Worthington Industries - President, COO

No, we don't see any of that, Richard. I think that depending on the mills, some of them are now full through February. There's some that still have some amount of volume available for February, but generally speaking, I would say that most of our guys are looking at this point at looking at what's going to be put in March.

Richard Garchitorena - Credit Suisse - Analyst

Great. Any product specifically that has bigger backlog, maybe sheet primarily or -- ?

George Stoe - Worthington Industries - President, COO

No, I would say it's generally across the board. It's fairly well evenly divided as John mentioned earlier. We're seeing general increase in, almost across the board, other than, again, because of the construction industry, the stuff we have there is not as strong.

Richard Garchitorena - Credit Suisse - Analyst

Great. Thanks. My next question is related to Metal Framing. Just wondering if there's any update on further cost saving initiatives that you may have planned or going to put in process similar to the transformation plan that worked so well for the steel business?

John McConnell - Worthington Industries - Chairman, CEO

They've been working the same stuff about a year behind steel and they make some very good progress on the operating side and some progress on the commercial side as well. Its impacts are not as strong as they were in steel but they're certainly there and visible and that process continues.

Richard Garchitorena - Credit Suisse - Analyst

Okay. Great. My final question, just looking at the Pressure Cylinders business, I noticed that the average price per unit increased slightly over the quarter. Is this related to a shift in product mix, maybe improvement in the industrial gas business or maybe the acquisitions, or is it really just general improvement in overall demand? Thanks.

John McConnell - Worthington Industries - Chairman, CEO

Richard, I think it's really more mix than anything else. We've got some wide swings in there between products and the industrial gas business in Europe, as Andy mentioned, is much stronger now, so that has an impact on that and I think that's the general answer.

Richard Garchitorena - Credit Suisse - Analyst

Okay. Thanks.

Operator

Your next question comes from Charles Bradford, Bradford Research.

Charles Bradford - Bradford Research - Analyst

Good afternoon. Just a couple simple ones. First, could you let us know or tell us what the automobile companies have indicated for their build rates for the first quarter?

John McConnell - Worthington Industries - Chairman, CEO

I can't. I think on a linear basis we see it increasing but I can't give you a specific number.

Charles Bradford - Bradford Research - Analyst

Okay. In your comments, you talked about the third quarter typically being your worst of the year. Is there anything that could offset that this year, such as the higher prices we're seeing and the help that does to your inventories?

John McConnell - Worthington Industries - Chairman, CEO

I think when you're coming out of a recession and in a recovery as we've been, certainly conditions could change. We've mapped that out kind of for your planning on a normal basis and also said in this kind of period it's difficult to say that pattern will stay exactly the same. So I guess the answer is yes, that could change, though at the moment I wouldn't say we see anything like that. I think when we finish nine months, as when we finish six months, we're going to see we have year-over-year greater volume and more profitability.

Charles Bradford - Bradford Research - Analyst

And then in your experience has there been a time period like this with prices running up quite so fast and if you have seen this kind of an increase, how did it end? Good or bad?

John McConnell - Worthington Industries - Chairman, CEO

Well, it depends on how fast the fall occurs. And it goes back to the inventory charges that we get and how it comes through our system. But certainly, I mean, since 2000 this is not an unusual occurrence anymore to see prices rapidly take off. The first time we saw it was in 2000 or 2001, somewhere in there, 2000 maybe.

But I remember predicting to our Board that we had three scenarios of falling prices and I was asked why can't it go up, it was probably in the $700 range, I said because it's never been this high. It can't go any higher. And then it went over $1,000. So lesson learned. Ever since then, it has moved rapidly in either direction and it's difficult to predict when.

Charles Bradford - Bradford Research - Analyst

But 42% in two months is a lot.

John McConnell - Worthington Industries - Chairman, CEO

Yes, it is.

Charles Bradford - Bradford Research - Analyst

Even higher than back in those days.

John McConnell - Worthington Industries - Chairman, CEO

You get the input costs going up and they're predicted to continue to rise on coking coal, but who knows what it's going to do. We track all the things we can. We try to get ahead of it. But we don't really speculate on steel prices on which direction it goes.

Charles Bradford - Bradford Research - Analyst

Thank you very much.

Operator

Your next question comes from Sal Tharani, Goldman Sachs. Your line is open.

John McConnell - Worthington Industries - Chairman, CEO

Sal, are you there?

Operator

Please check your mute button. Your line is open.

Sal Tharani - Goldman Sachs - Analyst

Hello?

Operator

Yes, you line is open.

Sal Tharani - Goldman Sachs - Analyst

Can you hear me?

John McConnell - Worthington Industries - Chairman, CEO

Yes.

Sal Tharani - Goldman Sachs - Analyst

Sorry. I was really late in the call so if you have discussed it I apologize. I was looking at your press release and in the section about the Metal Framing business, you made a comment that we continue to assess the business and its markets. Is there something else you're looking at in this business also besides just cost cutting?

John McConnell - Worthington Industries - Chairman, CEO

No, that was asked earlier in the call. I think we're just referring to the fact that we need to keep the business sized to the market properly and we're always assessing where the market's going and how we need to respond to what we feel is happening at the time and what we think is going to happen in the short run.

Sal Tharani - Goldman Sachs - Analyst

Okay. The other question is you have (inaudible) and I was just wondering if at $740 a ton, are you starting to see some quotations or offers which are attractive?

John McConnell - Worthington Industries - Chairman, CEO

Could you repeat the end of the question? Starting to see what?

Andy Rose - Worthington Industries - VP, CFO

Oh, quotes that are attractive.

John McConnell - Worthington Industries - Chairman, CEO

Again, steel prices are going to do what they're going to do and we at the moment will tell you we don't see them falling from where they are.

Sal Tharani - Goldman Sachs - Analyst

Are you seeing some attractive offers at the moment?

John McConnell - Worthington Industries - Chairman, CEO

Are we getting attractive offers from mills to buy steel?

Sal Tharani - Goldman Sachs - Analyst

Yes, from the traders, for imports.

John McConnell - Worthington Industries - Chairman, CEO

No.

Sal Tharani - Goldman Sachs - Analyst

Okay.

John McConnell - Worthington Industries - Chairman, CEO

Again, we believe steel prices will continue to rise in a short-term view and certainly over the next four, five, six months. So I guess I would respond no, we're not getting attractive offers.

Sal Tharani - Goldman Sachs - Analyst

Okay. Great. Thank you very much.

Operator

Your next question comes from Tim Hayes, Davenport and Company. Your line is open.

Tim Hayes - Davenport & Company - Analyst

Hi. Just two quick follow-ups. The tax rate, what should we be using for the second half? It seems to be coming around 30% the first half and if I recall, the guidance was a little higher than that?

Andy Rose - Worthington Industries - VP, CFO

Yes, 32.9% is sort of our current estimate, so I would stick with that.

Tim Hayes - Davenport & Company - Analyst

Would that be a full year estimate or should we just do that -- ?

Andy Rose - Worthington Industries - VP, CFO

That's a full year.

Tim Hayes - Davenport & Company - Analyst

Okay. And then looking at the February quarter for volumes in Cylinders, can you help remind me, is there any small seasonal pullback that you would expect from the November quarter or would the volumes be a little higher in February?

John McConnell - Worthington Industries - Chairman, CEO

This is for Cylinders, you say?

Tim Hayes - Davenport & Company - Analyst

Yes, it is.

John McConnell - Worthington Industries - Chairman, CEO

No, not really. The product mix is diverse enough now, overall volume gets fairly steady.

Tim Hayes - Davenport & Company - Analyst

Okay. Very good. Thanks.

Operator

At this time, there are no further questions. Sir, I will turn it back to you for closing comments at this point.

John McConnell - Worthington Industries - Chairman, CEO

Thank you very much. I appreciate everybody joining us on the call. Again, we feel very good about where we are. Volumes and profitability for the six months are both up from last year on a year-over-year look.

We continue to think that is the view of the remainder of the year, on a year-over-year basis we will see increasing volumes. Particularly good for steel as we get back to more normal levels, I guess, right now we're about 65% of where we might have been in 2007, 2006. We get closer to 85%, I think the work we've done there will continue to expose itself even further.

So we're looking forward to a good view in front of us as far as the economy continuing to improve and we'll look forward to talking to you again at the end of the third quarter. Thank you.

Operator

This does conclude today's conference. Thank you for attending. You may disconnect at this time.

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